Exhibit 5.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Great Basin Gold Ltd.
We consent to the use of our audit report dated March 16, 2007 on the consolidated balance sheets of Great Basin Gold Ltd. as at December 31, 2006 and 2005 and the consolidated statements of operations, deficit and cash flows for the years then ended and our audit report dated March 30, 2007 on the related supplemental note entitled “Reconciliation with United States Generally Accepted Accounting Principles — Item 18”, all incorporated by reference in this registration statement on Amendment No. 1 to Form F-10.
“KPMG LLP”
Vancouver, Canada
April 18, 2007
KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.